UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 1, 2010

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2010 (the “Effective Date”), the Company entered into an employment agreement with its Chief Executive Officer, Tracy W. Krohn (the “Employment Agreement”) that supersedes the previous employment agreement (except where the Employment Agreement specifically provides otherwise) entered into by the Company and Mr. Krohn on April 21, 2004 (the “Previous Employment Agreement”). The term of the Employment Agreement is three years, subject to automatic extensions for additional one-year periods beginning on the first anniversary of the Effective Date.

Pursuant to the Employment Agreement, Mr. Krohn will continue in his position as Chief Executive Officer of the Company. Mr. Krohn will receive an annual base salary of $1,000,000, and will be entitled to participate in the Company’s Amended and Restated Incentive Compensation Plan (the “Incentive Compensation Plan”) at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based upon criteria and amounts established by the Compensation Committee from time to time. Mr. Krohn will participate in all other benefit programs maintained by the Company for the benefit of its employees, including any equity-based compensation plans maintained by the Company. In order to ensure Mr. Krohn’s personal safety and to facilitate efficient travel, the Company has also authorized the use of a Company supplied aircraft for Mr. Krohn during the term of his Employment Agreement, and the Company may charter any private aircraft owned by Mr. Krohn for any reason during the term of his Employment Agreement.

In the event Mr. Krohn’s employment is terminated by the Company for any reason other than death, incapacitation or “Cause” or by Mr. Krohn for “Good Reason” (as terms are defined in the Employment Agreement), Mr. Krohn will be entitled to receive a termination benefit, a health benefit, and the pro-rata portion, if any, of his outstanding annual incentive award granted pursuant to the Incentive Compensation Plan. The termination benefit will consist of a lump sum cash payment equal to three times Mr. Krohn’s base salary then in effect, and the payment will be made 60 days following his termination from employment (or six months if he is considered a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The health benefit will consist of partial reimbursements to Mr. Krohn for the cost of continuing healthcare for him and his dependents for a 12-month period. Mr. Krohn’s receipt of any future severance-related benefits is conditioned on his execution of a full release in favor of the Company prior to the receipt of such payments. In the event Mr. Krohn’s employment is terminated by the Company for any reason other than death, incapacitation or “Cause” or by Mr. Krohn for “Good Reason,” the vesting provisions of all outstanding equity-based compensation awards held by Mr. Krohn as of the date of such termination will accelerate.

In the event that the Company undergoes a change in control during the term of the Employment Agreement, and Mr. Krohn is not also terminated in connection with such a change in control then Mr. Krohn will receive the Termination Benefit described above as if he had been terminated as of the date of the change in control. In addition, the vesting provisions of all outstanding equity-based compensation awards held by Mr. Krohn as of the date of the change in control will accelerate.

In the event an amount to be paid to Mr. Krohn is considered a “parachute payment” pursuant to Section 280G of the Code, then such payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then current annual base salary, or paid in full, whichever produces the better net-after tax position to Mr. Krohn.

In addition to acknowledging the binding effect of the Non-Competition/Non-Solicitation provisions in Section 6 of the Previous Employment Agreement, Mr. Krohn has agreed not to provide, during the 12 months following his termination from employment with the Company, the same services that Mr. Krohn provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the Employment Agreement and further agreed not to solicit or hire Company employees during that time period.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between W&T Offshore and Tracy W. Krohn, dated as of November 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: November 5, 2010	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer